Craig I. Forman Named To McClatchy's Board Of Directors

SACRAMENTO, Calif., July 25, 2013 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today announced the appointment of Craig I. Forman to its board of directors effective immediately.

Forman, 51, is a private investor and entrepreneur, a former media, technology and telecommunications executive and former Wall Street Journal bureau chief and foreign correspondent. He has held executive roles with Earthlink, Yahoo!, Time Warner, Infoseek, and Dow Jones.

"I'm thrilled to welcome Craig to McClatchy's board of directors," said McClatchy Chairman Kevin S. McClatchy. "As a top business and technology executive for some prominent brands, Craig has much to offer McClatchy's own digital evolution. And as a former journalist himself, he is keenly interested in helping to perpetuate McClatchy's news mission."

Forman's last executive management role was with the Atlanta-based internet services provider Earthlink in 2009, where he was president of the company's $1 billion consumer access and audience business. He previously served as the vice president and general manager for Yahoo's media and information divisions, overseeing Yahoo! News, Yahoo! Sports and Yahoo! Finance. Forman has led internet and new media divisions at Time Warner, was the vice president for product development and editor at the search engine Infoseek, and was the director and editor of international business information services for Dow Jones.

Since 2009, Forman has served as a director on a variety of public and private company boards. He is the executive chairman of the board of Appia, Inc., a Durham, N.C., based mobile-applications marketer and distributor.

Forman also serves on the boards of Coincident TV, LLC, a video technology company; MotiveCast, Inc., a social media and mobile gaming producer; Success Media, LLC, an online video training company; and Yellow Media, Inc., a Canadian publisher of print and digital business directories. Previously he served as executive chairman of WHERE, Inc., a leading mobile-advertising technology network acquired by eBay Inc. in 2011.

Forman began his career as foreign correspondent and editor for The Wall Street Journal. He worked as a deputy bureau chief in The Wall Street Journal's London bureau and later served as bureau chief in the newspaper's Tokyo bureau. In London, he was part of a Persian Gulf War team that finished as a finalist for the 1991 Pulitzer Prize in International Reporting.

"I am delighted to join McClatchy's board of directors at this time of challenge and opportunity in the media industry," Forman said. "This company has a profound tradition of journalistic excellence and is pursuing its digital media transition energetically. I look forward to contributing to the company's 156-year record of successfully serving its customers and communities."

McClatchy President and CEO Pat Talamantes said, "Craig offers a rich and varied blend of digital, business and media experience. His recent board and professional work has focused on helping companies successfully navigate and thrive in the digital landscape. We're looking forward to his contributions to McClatchy."

Forman holds an undergraduate degree in public and international affairs from Princeton University and earned a master's degree in law from Yale University.

With the appointment of Forman, McClatchy's board of directors now consists of 12 members, including three Class A directors and nine Class B directors.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

CONTACT: Ryan Kimball, Assistant Treasurer, 916-321-1849, rkimball@mcclatchy.com